UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

China Digital TV Holding Co., Ltd.
(Name of Issuer)

Ordinary Shares, par value $0.0005 per share (American Depositary Shares)
(Title of Class of Securities)

16938G107
(CUSIP Number)

November 29, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP: 16938G107	Page 1 of 11

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Capital International Private Equity Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP: 16938G107	Page 2 of 11

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CGPE IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP: 16938G107	Page 3 of 11

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Capital International Investments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) 00- limited liability company

CUSIP: 16938G107	Page 4 of 11

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Capital International Investments IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP: 16938G107	Page 5 of 11

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Capital International, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO; IA

CUSIP: 16938G107	Page 6 of 11

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Capital Group International, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC; CO

CUSIP: 16938G107	Page 7 of 11

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Item 1(a) Name of Issuer: China Digital TV Holding Co., Ltd.

Item 1(b) Address of Issuer’s Principal Executive Offices: Jingmeng High-Tech Building B, 4th Floor, No. 5 Shangdi East Road, Haidian District, Beijing 100085, Peoples Republic of China

Item 2(a)-(c) Name of Person(s) Filing/Address of Principal Business Office or, if none, Residence/Citizenship: This Statement is being filed by Capital International Private Equity Fund IV, L.P. (“CIPEF”), CGPE IV, L.P. (“CGPE”), Capital International Investments IV, L.P. (“Capital Investments LP”), Capital International Investments IV, LLC (“Capital Investments LLC”), Capital International, Inc. (“Capital International”) and Capital Group International, Inc. (“CGII” and together with CIPEF, CGPE, Capital Investments LP, Capital Investments LLC and Capital International, the “Reporting Parties”). CIPEF, a Delaware limited partnership, is a private investment partnership. CGPE, a Delaware limited partnership, is a private investment partnership. Capital Investments LP, a Delaware limited partnership, is the sole general partner of CIPEF. Capital Investments LLC, a Delaware limited liability company, is the sole general partner of Capital Investments LP and the sole general partner of CGPE. Capital International, a California corporation, is an investment management company registered under Section 203 of the Investment Advisers Act of 1940 and the managing member of Capital Investments LLC. CGII is the sole shareholder of Capital International.

The address of the principal office of CIPEF, CGPE, Capital Investments LP and Capital Investments LLC is 6455 Irvine Center Drive, Irvine, California 92618. The address of the principal office of Capital International and CGII is 11100 Santa Monica Boulevard, 15th Floor, Los Angeles, California 90025.

Item 2(d) Title of Class of Securities: Ordinary Shares, par value $0.0005 per share (American Depositary Shares)

Item 2(e) CUSIP Number: 16938G107

Item 3 If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

Item 4 Ownership – Please update description, if different

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
(b)	Percent of class:
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
(ii)	Shared power to vote or to direct the vote:
(iii)	Sole power to dispose or to direct the disposition of:
(iv)	Shared power to dispose or to direct the disposition of:

Item 5 Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6 Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.: N/A

Item 8 Identification and Classification of Members of the Group: N/A

CUSIP: 16938G107	Page 8 of 11

Item 9 Notice of Dissolution of Group: N/A

Item 10 Certification: N/A, as this statement is filed pursuant to Rule 13d-1(d).

CUSIP: 16938G107	Page 9 of 11

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 1, 2013

CAPITAL GROUP INTERNATIONAL, INC.

By: /s/ Philip de Toledo

Name: Philip de Toledo

Title: Senior Vice President

CAPITAL INTERNATIONAL, INC.

By: /s/Naomi H. Kobayashi

Name: Naomi H. Kobayashi

Title: Senior Vice President

CAPITAL INTERNATIONAL INVESTMENTS IV, LLC

By: CAPITAL INTERNATIONAL, INC., its managing member

By: /s/Naomi H. Kobayashi

Name: Naomi H. Kobayashi

Title: Senior Vice President

CAPITAL INTERNATIONAL INVESTMENTS IV, L.P.

By: CAPITAL INTERNATIONAL INVESTMENTS IV, LLC, its general partner

By: CAPITAL INTERNATIONAL, INC., its managing member

By: /s/Naomi H. Kobayashi

Name: Naomi H. Kobayashi

Title: Senior Vice President

CAPITAL INTERNATIONAL PRIVATE EQUITY FUND IV, L.P.

By: CAPITAL INTERNATIONAL INVESTMENTS IV, LP, its general partner

By: CAPITAL INTERNATIONAL INVESTMENTS IV, LLC, its general partner

By: CAPITAL INTERNATIONAL, INC., its managing member

By: /s/Naomi H. Kobayashi

Name: Naomi H. Kobayashi

Title: Senior Vice President

CUSIP: 16938G107	Page 10 of 11

CGPE IV, L.P.

By: CAPITAL INTERNATIONAL INVESTMENTS IV, LLC, its general partner

By: CAPITAL INTERNATIONAL, INC., its managing Member

By: /s/Naomi H. Kobayashi

Name: Naomi H. Kobayashi

Title: Senior Vice President

CUSIP: 16938G107	Page 11 of 11